UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 2, 2010
Date of Earliest Event Reported: March 2, 2010

MEDCAREERS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152444	26-1580812
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Hammond Drive Suite 410-A303
Atlanta, GA  30328
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 472-7781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On or around March 2, 2010, MedCareers Group, Inc. (the “Company,” “we,” and “us”) entered into an agreement to acquire the business www.workabroad.com (“Workabroad.com” and the “Purchase”).  The purchase price will be approximately $225,000, with 10% paid at closing and the balance payable at a rate of $2,248.17 per month, based on a 10 year amortizing loan with interest at 6% with a balloon payment of all unpaid principal and interest due 36 months after closing, with no conversion features and no dilution to Company shareholders.

The Company expects to complete the transaction within approximately 30 days. The Company expects to have debt financing available for the closing cash requirement and between the debt financing and the revenue generated from the Workabroad.com website, the Company believes that there will be ample cash available to make the required monthly payments.

Workabroad.com is currently a portal for a variety of job related postings that focuses on international opportunities for job seekers who live outside of the United States.

The Company plans to file the definitive documents and describe the Purchase and Workabroad.com in greater detail, including Form 10 type information regarding Workabroad.com, and audited financial statements associated therewith.

Attached as Exhibit 99.1 is a press release describing the proposed Purchase.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDCAREERS GROUP, INC.

Date: March 2, 2010	By: /s/ Robert Bryan Crutchfield
Robert Bryan Crutchfield
Chief Executive Officer